Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-260995) on Form S-8, and (No. 333-268123 and No. 333-268121) on Form S-3 of our report dated February 27, 2024, with respect to the consolidated and combined financial statements of Orion Office REIT Inc.
/s/ KPMG LLP
San Diego, California
February 27, 2024